EXHIBIT 16.2

FRANK L. SASSETTI & CO.

CERTIFIED PUBLIC ACCOUNTANTS



January 29, 2001


United States
Securities and Exchange Commission
Washington, DC 20549

Gentlemen:

Our firm was engaged to report on the audited financial statements of Diversified Product Inspections, Inc. for the year ended December 31, 1999. Our report, dated May 10, 2000, contained a going concern qualification, but did not contain any adjustment for uncertainties stated therein.

On January 29, 2001, we were informed that the Company was dismissing us as auditors for the year ended December 31, 2000. The reason stated for the dismissal was due to our location and distance from the Company. The Company was billed for our travel costs. They prefer to have local accountants to save costs. We have no disagreements with the Company on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure.

We agree with the dismissal letter sent by the Company on January 29, 2001.

Very truly yours,

/s/ Frank L. Sassetti & Co.
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Certified Public Accountants



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